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                                                                       EXHIBIT 7

                          PHONE.COM AFFILIATE LETTER


Software.com, Inc.
525 Anacapa Street
Santa Barbara, California  93101

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Phone.com, Inc., a Delaware corporation ("Phone"), as the term "affiliate" is used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"). Pursuant to the terms of the Agreement and Plan of Merger dated as of August ____, 2000 (the "Merger Agreement"), among Phone, Silver Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Phone ("Merger Sub"), and Software.com, Inc., a Delaware corporation ("Software"), Merger Sub will be merged with and into Software (the "Merger").

     I understand that in order for the Merger to be accounted for as a pooling of interests, affiliates of Phone and Software must not reduce their interests in or risk relative to their ownership of the shares of capital stock of either Phone or Software owned by them for a certain time period prior to and following the Merger.

     As an inducement to Software to consummate the Merger, I represent to and covenant with Software that I will not, from the date thirty (30) days prior to the Effective Time (as defined in the Merger Agreement), sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to any shares of the capital stock of either Software or Phone that I may hold and I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to any shares of the capital stock of Phone until after such time as combined financial results (including combined sales and net income) covering at least 30 days of combined operations of Software and Phone have been published by Phone, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations (such period is referred to herein as the "Pooling Period"). Notwithstanding the foregoing, I understand that during the Pooling Period, subject to obtaining the prior written consent of Phone, I will not be prohibited from selling up to 10% of the shares of Phone Common Stock (the "10% Shares") owned by me, or making charitable contributions or bona fide gifts of the shares of Phone Common Stock owned by me, subject to the same restrictions; provided, however, that all holders of Phone Common Stock, as a group, and all holders of Software Common Stock, as a group, shall not be permitted to sell, in the aggregate, in excess of one percent (1%) of the total number of shares exchanged in the Merger (the "Threshold"). The 10% Shares shall be calculated in accordance with SEC Accounting Series Release 135, as amended, by Staff Accounting Bulletin No. 76. I covenant with Software that I will not sell, transfer or otherwise dispose of any 10% Shares during the period commencing from the Effective Time (as defined in the Merger Agreement) and ending on the last day of the Pooling Period except in compliance with Rule 145(d)(i) under the Act or pursuant to charitable contributions or bona fide gifts. I understand that Phone shall not withhold its consent to such disposition so long as such disposition is within the Threshold.

     If at any time, Phone determines that the Merger may not be accounted for as a "pooling of interests," then the restrictions in the preceding paragraph shall terminate 45 days from the later of (i) the Effective Time and (ii) the date on which it is determined that the Merger may not be accounted for as a "pooling of interests."
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     I understand that, if at any time prior to the commencement of the Pooling
Period I cease to be an "affiliate" of Phone, I may request in writing to Phone that I be released from my obligations hereunder and Phone shall grant such request if, in Phone's good faith judgment, Phone determines that I am, in fact, no longer an "affiliate" of Phone and such release would not otherwise prevent the Merger from being accounted for as a "pooling of interests.
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     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Phone as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.



                                       Very truly yours,



                                       _______________________
                                       Name:



Accepted this    day of      , 2000  by



Software.com, Inc.



By  _______________________
    Name:
    Title: